                                     NOTE

                                 Houston, Texas

$6,000,000                                                        April 25, 1997

     FOR VALUE RECEIVED, WESTERN PACIFIC AIRLINES, INC., a Delaware corporation, promises to pay to the order of COMPASS BANK, a Texas banking association (or such other place as the holder hereof may hereafter designate in writing), in immediately available funds and in lawful money of the United States of America, the principal sum of Six Million Dollars ($6,000,000) (or the unpaid balance of all principal advanced against this note, if that amount is less), together with interest as follows: (a) interest on the unpaid principal balance of this note from time to time outstanding at the Stated Rate and interest on all past due amounts, both principal and accrued interest, from the respective due dates thereof until paid at the Past Due Rate and (b) the Additional Interest; PROVIDED, that for the full term of this note the interest rate produced by the aggregate of all sums paid or agreed to be paid to the holder of this note for the use, forbearance or detention of the debt evidenced hereby (including, but not limited to, all interest on this note at the Stated Rate plus the Additional Interest) shall not exceed the Ceiling Rate.

1. DEFINITIONS. As used in this note, the following terms shall have the respective meanings indicated:

     (a) "ADDITIONAL INTEREST" means the aggregate of all amounts accrued or paid pursuant to this note or any of the other Credit Documents (other than interest on this note at the Stated Rate) which, under applicable laws, are or may be deemed to constitute interest on the indebtedness evidenced by this note.

     (b)  "BUSINESS DAY" means a day when Payee is open for business.

     (c) "CEILING RATE" means, on any day, the maximum nonusurious rate of interest permitted for that day by whichever of applicable federal or Texas laws permits the higher interest rate, stated as a rate per annum. On each day, if any, that Chapter One establishes the Ceiling Rate, the Ceiling Rate shall be the "indicated rate ceiling" (as defined in Chapter One) for that day. Payee may from time to time, as to current and future balances, implement any other ceiling under Chapter One by notice to Maker, if and to the extent permitted by Chapter One. Without notice to Maker or any other person or entity, the Ceiling Rate shall automatically fluctuate upward and downward as and in the amount by which such maximum nonusurious rate of interest permitted by applicable law fluctuates.

     (d) "CHAPTER ONE" means Chapter One of Title 79, Texas Revised Civil Statutes, 1925, as amended.

     (e) "CREDIT DOCUMENTS" means any and all papers now or hereafter governing, evidencing, guaranteeing or securing or otherwise relating to all or any part of the indebtedness evidenced by this note, including without limitation this note, the Security Agreements, and the Guaranty.

     (f) "DEBT" means the indebtedness evidenced by this note and the indebtedness to Payee incurred under or evidenced by the Credit Documents.

     (g)  "GUARANTOR" means MERCURY AIR GROUP, INC., a New York corporation.

     (h) "GUARANTY" means that certain Guaranty executed by Guarantor of even date herewith, executed in favor of Payee, guaranteeing the Debt, as the same may be amended, restated, modified, renewed and extended from time to time.

     (i) "MAKER" means Western Pacific Airlines, Inc., a Delaware corporation.

     (j) "MATURITY DATE" means the maturity of this note, which is February 5, 1998.

     (k) "OBLIGOR" means any person or entity now or hereafter primarily or secondarily obligated to pay all or any part of the Debt, including, without limitation, Maker and Guarantor.

     (l) "PAST DUE RATE" means, on any day, a rate per annum equal to the Ceiling Rate for that day, or only if applicable law imposes no maximum nonusurious rate of interest for that day, then the Past Due Rate for that day shall be a rate per annum equal to eighteen percent (18%) per annum.

     (m) "PAYEE" means COMPASS BANK, a Texas banking corporation, and any other holder or holders of this note from time to time and, upon acquisition of this note by any holder or holders other than the named payee, effective as of the time of such acquisition, the term "Payee" shall mean all of the then holders of this note, to the exclusion of all prior holders not then retaining or reserving an interest in this note, to the end that all the rights, powers, remedies, liens, benefits and privileges accruing and to accrue hereunder to Payee, as such term is used herein, shall inure to the benefit of and be owned and held by the holder or holders of this note from time to time, whether such holder acquires this note through succession to or assignment from a prior Payee.

     (n) "REQUEST FOR CREDIT" means a request for credit duly executed by an appropriate officer or other responsible party acceptable to Payee on behalf of Maker, appropriately completed, acknowledged by Guarantor and otherwise substantially in the form of Exhibit A attached hereto and incorporated herein by reference for all purposes.

     (o) "SECURITY AGREEMENTS" means that certain Security Agreement-Pledge of even date herewith, by and between Guarantor, as debtor, and Payee, as secured party, covering a certificate of deposit in the principal amount of $3,156,000 and any and all other security agreements from time to time executed by and between Guarantor, as debtor, and Payee, as secured party, covering the certificates of deposit described or referenced therein and covering any and all certificates of deposit hereafter delivered to Payee as a condition for Loans hereunder, as any of the same may be amended, modified, renewed, extended and supplemented from time to time.

     (p) "STATED RATE" means, on any day, a rate per annum equal to ten percent (10%) not to exceed on any day the Ceiling Rate for such day.

     (q)  "TERMINATION DATE" means September 1, 1997.

     2. LOANS. Payee agrees, subject to all of the terms and conditions of this Note (including PARAGRAPH 3 hereof), to make loans (each a "LOAN" and collectively, the "LOANS") prior to the Termination Date under this Paragraph to Maker in an aggregate principal amount up to but not exceeding Six Million Dollars ($6,000,000) (the "COMMITMENT"). Loan proceeds shall be made available to Maker by depositing them in an account designated by Maker and maintained with Payee. The unpaid principal balance of this note at any time shall be the total of all amounts lent or advanced against this note less the amount of all payments or permitted prepayments made on this note and by or for the account of Maker. All loans and advances and all payments and permitted prepayments made hereon may be endorsed by the holder of this note on a schedule which may be attached hereto (and thereby made a part hereof for all purposes) or otherwise recorded in the holder's records; PROVIDED, that any failure to make notation of (a) any advance shall not cancel, limit or otherwise affect Maker's obligations or any holder's rights with respect to that advance, or (b) any payment or permitted prepayment of principal shall not cancel, limit or otherwise affect Maker's entitlement to credit for that payment as of the date received by the holder. The obligation (if any) of Payee to make any further advances against this note shall cease and terminate upon the occurrence of an Event of Default (defined hereinafter). Amounts paid or prepaid under this note may not be reborrowed.

     3.   CONDITIONS PRECEDENT.

     (a) The obligation of Payee to make any Loan is subject to the accuracy of all representations and warranties of Maker or any other Obligor in this Note or any other Credit Document on the date thereof (and Payee's receipt of evidence of such accuracy), to the performance by Maker and the other Obligors of their respective obligations under the Credit Documents in all material respects (and Payee's receipt of evidence of such performance) and to the satisfaction of the following conditions: (i) Payee shall have received, no later than 11:00 a.m. Houston, Texas time on the day one (1) Business Day preceding the date of the requested Loan a duly completed and executed Request for Credit; (ii) a certificate of deposit issued by Payee or another financial institution acceptable to Payee (and which such other financial institution has executed and delivered to Payee a subordination agreement in form and substance satisfactory to Payee in its sole discretion), issued in the name of Guarantor in an amount equal to the amount of the Loan, with a maturity date mutually agreeable to Payee and Guarantor, together with a Security Agreement and a Uniform Commercial Code financing statement, each in form and substance satisfactory to Payee, covering said certificate of deposit; (iii) no Event of Default shall have occurred and be continuing or will occur as a result of the requested Loan,
(iv) the making of the Loan shall not be prohibited by, or subject Payee to any penalty or onerous condition under, any applicable Legal Requirement; (v) all of the Credit Documents have been executed and delivered, and shall be valid, enforceable and in full force and effect; (vi) all fees and expenses owed to Payee under any of the Credit Documents as of the date thereof shall have been paid in full; (vii) Payee shall have received evidence reasonably satisfactory to Payee as to the perfection and priority of the liens and security interests created by the Security Agreements; and (viii) Payee shall have received such other documents as it may reasonably require. Each such Loan shall be subject to the further condition that, at the time thereof, all legal matters incident to the transactions herein contemplated shall be satisfactory to Payee's legal counsel. Delivery of any Request for Credit to Payee shall constitute a representation by Maker that the representations and warranties made by Maker under this Note and the other Credit Documents are true and correct as of the date of delivery of such Request for Credit.

     (b) In addition to the conditions described in PARAGRAPH 3(a) hereof, the obligation of Payee to make the initial Loan in the principal amount of $3,156,000 is subject to the receipt by Payee of each of the following: (1) a duly executed Borrowing Authorization with respect to Maker, (2) a current certificate from the Secretary of State or other appropriate official of the State of Delaware as to the continued existence and good standing of Maker,
(3) a current certificate from the Secretary of State or other appropriate official of the State of Colorado as to the qualification of Maker to do business in State of Colorado, and (4) a current certificate from the Secretary of State or other appropriate official of the State of New York as to the continued existence and good standing of Guarantor.

     (c) The conditions precedent set forth above may not be modified or changed without the prior written consent of Guarantor.

     4. SECURITY. This note is secured or guaranteed by, among other security, the Security Agreements and the Guaranty.

     5. COMPUTATION OF INTEREST. Interest on the amount of each advance against this note shall be computed on the amount of that advance and from the date it is made. Such interest shall be computed for the actual number of days elapsed in a year consisting of 360 days, unless the Ceiling Rate would thereby be exceeded, in which event, to the extent necessary to avoid exceeding the Ceiling Rate, interest shall be computed on the basis of the actual number of days elapsed in the applicable calendar year in which accrued.

     6.   MANDATORY PAYMENTS OF PRINCIPAL AND INTEREST.

     (a) Accrued and unpaid interest on the unpaid principal balance of this note shall be due and payable on May 5, 1997, and (ii) on the fifth (5th) day of each succeeding calendar month thereafter before the Maturity Date. In addition, all accrued and unpaid interest on the unpaid principal balance of this note shall be due and payable at the Maturity Date.

     (b) The principal of this note shall be due and payable in monthly installments of One Million Dollars ($1,000, 000) each. The first installment shall be due and payable on September 5, 1997, and a like installment shall be due and payable on the fifth (5th) day of each succeeding calendar month thereafter until this note shall have been fully paid and satisfied; PROVIDED, that on the Maturity Date, the entire unpaid principal balance of this note and all accrued and unpaid interest on the unpaid principal balance of this note shall be finally due and payable.

     (c) All payments hereon made pursuant to this Paragraph shall be applied first to accrued interest, the balance to principal.

     (d) If any payment provided for in this note shall become due on a day other than a Business Day, such payment may be made on the next succeeding Business Day (unless the result of such extension of time would be to extend the date for such payment beyond the Maturity Date, and in such event such payment shall be made on the Business Day immediately preceding the day on which such payment would otherwise have been due), and such extension of time shall in such case be included in the computation of interest on this note.

     7. NO USURY INTENDED; SPREADING. Notwithstanding any provision to the contrary contained in this note or any of the other Credit Documents, it is expressly provided that in no case or event shall the aggregate of (i) all interest on the unpaid balance of this note, accrued or paid from the date hereof and (ii) the aggregate of any other amounts accrued or paid pursuant to this note or any of the other Credit Documents, which under applicable laws are or may be deemed to constitute interest upon the indebtedness evidenced by this note from the date hereof, ever exceed the Ceiling Rate.
In this connection, Maker and Payee stipulate and agree that it is their common and overriding intent to contract in strict compliance with applicable usury laws. In furtherance thereof, none of the terms of this note or any of the other Credit Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Ceiling Rate. Maker or other parties now or hereafter becoming liable for payment of the indebtedness evidenced by this note shall never be liable for interest in excess of the Ceiling Rate. If, for any reason whatever, the interest paid or received on this note during its full term produces a rate which exceeds the Ceiling Rate, the holder of this note shall credit against the principal of this note (or, if such indebtedness shall have been paid in full, shall refund to the payor of such interest) such portion of said interest as shall be necessary to cause the interest paid on this note to produce a rate equal to the Ceiling Rate. All sums paid or agreed to be paid to the holder of this note for the use, forbearance or detention of the indebtedness evidenced hereby shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the full term of this note, so that the interest rate is uniform throughout the full term of this note. The provisions of this Paragraph shall control all agreements, whether now or hereafter existing and whether written or oral, between Maker and Payee.

     8. DEFAULT. The occurrence of any of the following events (each an "EVENT OF DEFAULT") shall constitute default under this note, whereupon, and for so long as such Event of Default is continuing, the obligation (if any) of Payee to make any further advances against this note shall cease and terminate and the owner or holder hereof may, at its, his or her option, exercise any or all rights, powers and remedies afforded under any of the Credit Documents and by law, including the right to declare the unpaid balance of principal and accrued interest on this note at once mature and payable, PROVIDED that for any non-monetary default, Payee shall give Maker fifteen (15) days after notice (with copy of notice to Guarantor) to cure the default, and for any monetary default, Payee shall give maker three (3) Business Days after notice (with copy of notice to Guarantor) to cure the default, prior to an Event of Default hereunder being deemed to have occurred:

     (a) any part of the Debt is not paid when due, whether by lapse of time or acceleration or otherwise.

     (b) any Obligor fails in any material respect to perform, observe or comply with--or defaults under--any of the terms, covenants, conditions or provisions contained in any Credit Document.

     (c) any representation or warranty made in this note or any of the other Credit Documents or in any other report or other paper now or hereafter provided to Payee pursuant or incident to this note or any other Credit Document or the Debt proves to have been untrue or misleading in any material respect as of the date made or deemed made.

     (d) any Obligor: (i) voluntarily suspends transaction of business; (ii) becomes insolvent or unable to pay its debts as they mature; (iii) commences a voluntary case in bankruptcy or a voluntary petition seeking reorganization or to effect a plan or other arrangement with creditors; (iv) makes an assignment for the benefit of creditors; (v) applies for or consents to the appointment of any receiver or trustee for any such party or for any substantial portion of its property; or (vi) make an assignment to an agent authorized to liquidate any substantial part of its assets.

     (e) in respect of any Obligor: (i) an involuntary case shall be commenced with any court or other authority seeking liquidation, reorganization or a creditor's arrangement of any such party; (ii) an order of any court or other authority shall be entered appointing any receiver or trustee for any such party or for any substantial portion of its property; or
(iii) a writ or warrant of attachment or any similar process shall be issued by any court or other authority against any substantial portion of the property of any such party and such petition seeking liquidation, reorganization or a creditor's arrangement or such order appointing a receiver or trustee is not vacated or stayed or such writ, warrant or attachment or similar process is not vacated, released or bonded off within sixty (60) days after its entry or levy.

     (f) the legal incompetency, dissolution, liquidation or termination of any Obligor.

     (g) any action, suit or proceeding shall be commenced materially adversely affecting or involving the validity or enforceability of this note or any other Credit Document, at law or in equity, or before any governmental authority.

     (h) any Obligor shall be prevented or relieved by any governmental authority from performing or observing any material term, covenant or condition of this note or any other Credit Document.

     (i) any Obligor shall claim--or any court shall find or rule--that Payee does not have a valid lien on any security which may have been provided by such Obligor.

     (j) the sale, encumbrance or abandonment (except as otherwise expressly agreed to in writing by Payee) of any property now or hereafter covered by any instrument now or hereafter securing the Debt, the making of any levy, seizure or attachment of or on any such property or the loss, theft, substantial damage or destruction of any such property.

     (k) any Obligor shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud any of its creditors, or made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law, or shall have made any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid, or, while insolvent, shall have suffered or permitted any creditor to obtain a lien upon any of its property through legal proceedings or distraint which is not vacated within thirty (30) days from its date.

     (l) any Obligor fails to pay when due any amount which he or it is liable to pay to the Pension Benefit Guaranty Corporation ("PBGC") or its successor or to any plan (a "PLAN") maintained for any of the such Obligor's employees subject to Title IV of the Employee Retirement Benefit Act of 1974, as amended, and related regulations ("ERISA"), or notice of intent to terminate any Plan is filed under ERISA, or PBGC commences proceedings under ERISA to terminate any Plan or to cause a trustee to be appointed to administer any Plan, or a proceeding is commenced by any fiduciary of any Plan to enforce Section 515 or Section 4219(c)(5) of ERISA, or PBGC becomes entitled to obtain a decree adjudicating that any Plan must be terminated.

     (m) Guarantor shall deliver a written notice substantially in the form of EXHIBIT B, attached hereto and incorporated herein by reference for all purposes, to Payee that Maker is in default under any of Maker's agreements with Guarantor, including, without limitation, the Agreement and the Agreement Relating Brokering of Financing and Guaranty of MAG.

     (n) a default, an event of default or a similar event (however denominated) shall occur under the terms and conditions of any other Credit Document.

     9. NO WAIVER BY PAYEE. No delay or omission of Payee or any other holder hereof to exercise any power, right or remedy accruing to Payee or any other holder hereof shall impair any such power, right or remedy or shall be construed to be a waiver of the right to exercise any such power, right or remedy. Payee's right to accelerate this note for any late payment or Maker's failure to timely fulfill its other obligations hereunder or under the other Credit Documents shall not be waived or deemed waived by Payee by Payee's having accepted a late payment or late payments in the past or Payee otherwise not accelerating this note or exercising other remedies for Maker's failure to timely perform its obligations hereunder or under the other Credit Documents. Payee shall not be obligated or be deemed obligated to notify Maker that it is requiring Maker to strictly comply with the terms and provisions of this note and the other Credit Documents before accelerating this note and exercising its other remedies hereunder or under the other Credit Documents because of Maker's failure to timely perform its obligations under this note and the other Credit Documents.

     10. COSTS AND ATTORNEYS' FEES. If any holder of this note retains an attorney (i) in connection with any default which is, as the time of such retention, continuing or (ii) to collect, enforce or defend this note or any of the Credit Documents in any lawsuit or in any probate, reorganization, bankruptcy or other proceeding, or if Maker sues any holder in connection with this note or any of the Credit Documents and does not prevail, then Maker agrees to pay to each such holder, in addition to principal and interest, all reasonable costs and expenses incurred by such holder in trying to collect this note or in any such suit or proceeding, including reasonable attorneys' fees. To the extent not prohibited by applicable law, Maker will pay all reasonable out-of-pocket costs and expenses and reimburse Payee for any and all reasonable out-of-pocket expenditures of every character incurred or expended from time to time, regardless of whether or not a default has occurred, in connection with (a) the preparation, negotiation, documentation, closing, renewal, revision, modification, increase, review or restructuring of this note or any loan or credit facility evidenced by or relating to this note, including legal, accounting, auditing, architectural engineering and inspection services and disbursements, or in connection with collecting or attempting to enforce or collect this note or any of the other Credit Documents, (b) Payee's evaluating, monitoring, administrating and protecting any collateral ("COLLATERAL") now or hereafter securing payment of any part of this note and (c) Payee's creating, perfecting and realizing upon Payee's security interests in and liens on any Collateral, and all reasonable out-of-pocket costs and expenses relating to Payee's exercising any of its rights and remedies hereunder or under any other Credit Document or at law, including, without limitation, all appraisal fees, consulting fees, filing fees, taxes, brokerage fees and commissions, title review and abstract fees,

Uniform Commercial Code search fees, other fees and expenses incident to title searches, reports and security interests, escrow fees, attorneys' fees, legal expenses, court costs, other fees and expenses incurred in connection with any complete or partial liquidation of any Collateral and all fees and expenses for any professional services relating to the Collateral or any operations conducted in connection with it; PROVIDED, that no right or option granted by Maker to Payee or otherwise arising pursuant to any provision of this or any other instrument shall be deemed to impose or admit a duty on Payee to supervise, monitor or control any aspect of the character or condition of the Collateral or any operations conducted in connection with it for the benefit of Maker or any other person or entity other than Payee. Maker agrees to indemnify, defend and hold Payee, its shareholders, directors, officers, agents, attorneys, advisors and employees (collectively "INDEMNIFIED PARTIES") harmless from and against any and all loss, liability, obligation, damage, penalty, judgment, claim, deficiency, expense, action, suit, cost and disbursement of any kind or nature whatsoever (including interest, penalties, attorneys' fees and amounts paid in settlement), REGARDLESS OF WHETHER CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE OF ANY OF THE INDEMNIFIED PARTIES, imposed on, incurred by or asserted against the Indemnified Parties growing out of or resulting from this note, any Credit Document or any transaction or event contemplated herein or therein (except that such indemnity shall not be paid to any Indemnified Party to the extent that such loss, etc. directly results from the gross negligence or willful misconduct of that Indemnified Party). If any person or entity (including, without limitation, Maker or any of its affiliates) ever alleges gross negligence or willful misconduct by an Indemnified Party, the full amount of indemnification provided for in this Paragraph shall nonetheless be paid upon DEMAND, subject to later adjustment or reimbursement at such time--if any--as a court of competent jurisdiction enters a final judgment as to the extent and effect of the alleged gross negligence or willful misconduct. Any amount to be paid under this Paragraph by Maker to Payee shall be a demand obligation owing by Maker to Payee and shall bear interest from the date of expenditure until paid at the Past Due Rate.

     11. WAIVERS BY MAKER AND OTHERS. Except to the extent, if any, that notice of default is expressly required herein or in any of the other Credit Documents, Maker and any and all co-makers, endorsers, guarantors and sureties severally waive notice (including, but not limited to, notice of intent to accelerate and notice of acceleration, notice of protest and notice of dishonor), demand, presentment for payment, protest, diligence in collecting and the filing of suit for the purpose of fixing liability and consent that the time of payment hereof may be extended and re-extended from time to time without notice to any of them. Each such person agrees that his, her or its liability on or with respect to this note shall not be affected by any release of or change in any guaranty or security at any time existing or by any failure to perfect or to maintain perfection of any lien against or security interest in any such security or the partial or complete unenforceability of any guaranty or other surety obligation, in each case in whole or in part, with or without notice and before or after maturity.

     12. LIFTING OF AUTOMATIC STAY. In the event that Maker or any other Obligor is the subject of any insolvency, bankruptcy, receivership, dissolution, reorganization or similar proceeding, federal or state, voluntary or involuntary, under any present or future law or act, Payee is entitled to the automatic and absolute lifting of any automatic stay as to the enforcement of its remedies under the Credit Documents against the security for the Debt including specifically the stay imposed by Section 362 of the United States Federal Bankruptcy Code, as amended. Maker hereby consents to the immediate lifting of any such automatic stay, and will not contest any motion by Payee to lift such stay. Maker expressly acknowledges that the security for the Debt is not now and will never be necessary to any plan of reorganization of any type.

     13. PARAGRAPH HEADINGS. Paragraph headings appearing in this note are for convenient reference only and shall not be used to interpret or limit the meaning of any provision of this note.

     14. VENUE; CHOICE OF LAW. This note is performable in Harris County, Texas, which shall be a proper place of venue for suit on or in respect of this note. Maker hereby irrevocably agrees that any legal proceeding in respect of this note shall be brought in the district courts of Harris County, Texas, or in the United States District Court for the Southern District of Texas, Houston Division (collectively, the "SPECIFIED COURTS"). Maker hereby irrevocably submits to the nonexclusive jurisdiction of the state and federal courts of the State of Texas. Maker hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this note or any of the Credit Documents brought in any Specified Court, and hereby further irrevocably waives any claims that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Maker further (1) agrees to designate and maintain an agent for service of process in the City of Houston in connection with any such suit, action or proceeding and to deliver to Payee evidence thereof and (2) irrevocably consents to the service of process out of any of the Specified Courts in any such suit, action or proceeding by the mailing of copies thereof by certified mail, return receipt requested, postage prepaid, to Maker. Nothing herein shall affect the right of Payee to commence legal proceedings or otherwise proceed against Maker in any jurisdiction or to serve process in any manner permitted by applicable law. Maker agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS OF THE STATE OF TEXAS AND THE UNITED STATES OF AMERICA FROM TIME TO TIME IN EFFECT.

     15. OFFSET RIGHTS. Payee is hereby authorized at any time and from time to time following default, without notice to any person or entity (and Maker hereby WAIVES any such notice) to the fullest extent permitted by law, to set-off and apply any and all monies, securities and other properties of Maker now or in the future in the possession, custody or control of Payee, or on deposit with or otherwise owed to Maker by Payee--including without limitation all such monies, securities and other properties held in general, special, time, demand, provisional or final accounts or for safekeeping or as collateral or otherwise (but excluding those accounts clearly designated as escrow or trust accounts held by Maker for others unaffiliated with Maker)--against any and all of Maker's obligations to Payee now or hereafter existing under this note, irrespective of whether Payee shall have made any demand under this note. Payee agrees to use reasonable efforts to promptly notify Maker after any such set-off and application made by Payee, PROVIDED that failure to give--or delay in giving--any such notice shall not affect the validity of such set-off and application or impose any liability on Payee. Payee's rights under this Paragraph are in addition to other rights and remedies (including, without limitation, other rights of set-off) which Payee may have.

     16. SUCCESSORS AND ASSIGNS. This note and all the covenants and agreements contained herein shall be binding upon, and shall inure to the benefit of, the respective legal representatives, heirs, successors and assigns of Maker and Payee.

     17. RECORDS OF PAYMENTS. The records of Payee shall be prima facie evidence of the amounts owing on this note.

     18. SEVERABILITY. If any provision of this note is held to be illegal, invalid or unenforceable under present or future laws, the legality, validity and enforceability of the remaining provisions of this note shall not be affected thereby, and this note shall be liberally construed so as to carry out the intent of the parties to it. Each waiver in this note is subject to the overriding and controlling rule that it shall be effective only if and to the extent that (a) it is not prohibited by applicable law and (b) applicable law neither provides for nor allows any material sanctions to be imposed against Payee for having bargained for and obtained it.

     19. SALE AND ASSIGNMENT. Payee reserves the right, exercisable in its sole discretion and without notice to Maker or any other person, to sell participations or assign its interest, or both, in all or any part of this note or any loan evidenced by this note.

     20. NOTICES. Any notice, request or other communication required or permitted to be given hereunder shall be given in writing by delivering it against receipt for it, by depositing it with an overnight delivery service or by depositing it in a receptacle maintained by the United States Postal Service, postage prepaid, registered or certified mail, return receipt requested, addressed to the respective parties as follows (and if so given, shall be deemed given when mailed):

     If to Maker:                                If to Payee:

     Western Pacific Airlines, Inc.              Compass Bank
     2864 South Circle Drive                     P.O. Box 4444
     Suite 1100                                  Houston, Texas 77210-4444
     Colorado Springs, Colorado 80906            Attention: David LePori
     Attention: Robert A. Peiser, President

Maker's address for notice may be changed at any time and from time to time, but only after thirty (30) days' advance written notice to Payee and shall be the most recent such address furnished in writing by Maker to Payee. Payee's address for notice may be changed at any time and from time to time, but only after ten (10) days' advance written notice to Maker and shall be the most recent such address furnished in writing by Payee to Maker. Actual notice, however and from whomever given or received, shall always be effective when received.

     21. PREPAYMENT. Maker may on the date of any regularly scheduled principal installment hereon, and with five (5) Business Days advance written notice to Payee and Guarantor, pay the full amount or any part of this note without the payment of any premium or fee. All prepayments hereon shall be applied first to accrued interest and the balance to the remaining principal installments in inverse order of their maturity.

     22. BUSINESS LOANS. Maker warrants and represents to Payee and all other holders of this note that all loans evidenced by this note are and will be for business, commercial, investment or other similar purpose and not primarily for personal, family, household or agricultural use, as such terms are used in Chapter One.

     23. ASSIGNMENT OF NOTE AND LIENS TO GUARANTOR; NOTICE OF INTENT TO MAKE DEMAND. Maker hereby acknowledges and agrees and consents to the provisions of the Guaranty which permits Guarantor at any time to tender to Payee or any other holder of the Note an amount equal to the then current principal and accrued interest owing hereunder, and related costs and expenses under the Credit Documents, and to receive an assignment (an "ASSIGNMENT") of this note and the liens and security interests securing the same (including, without limitation, those arising pursuant to the Security Agreements), and, further, agrees that if an Assignment should occur, Payee shall have no liability (and Maker hereby agrees to INDEMNIFY AND HOLD HARMLESS Payee and any and all officers, directors, employees, counsel and their respective heirs, successors and assigns, for any damages or losses which Maker or any other person or entity may incur) as a result of any actions taken or omitted by Guarantor or any of its respective heirs, successors or assigns in their capacities as the holder(s) of this note and the liens and security interests securing it (except that such indemnity shall not be paid to any Indemnified Party to the extent that such loss, etc. directly results from the gross negligence or willful misconduct of Payee). Nothing contained in the Guaranty shall in any way entitle Maker to modify the provisions of PARAGRAPH 12 hereof.

     24. ENTIRE AGREEMENT. This note and the other Credit Documents embody the entire agreement and understanding between Payee and Maker and other parties with respect to their subject matter and supersede all prior conflicting or inconsistent agreements, consents and understandings relating to such subject matter. Maker acknowledges and agrees that there is no oral agreement between Maker and Payee which has not been incorporated in this note and the other Credit Documents.

     25. RELEASE OF CLAIMS. MAKER HEREBY RELEASES, DISCHARGES AND ACQUITS FOREVER PAYEE AND ITS OFFICERS, DIRECTORS, AGENTS, EMPLOYEES AND COUNSEL FROM ANY AND ALL CLAIMS EXISTING AS OF THE DATE HEREOF. AS USED HEREIN, THE TERM "CLAIM" SHALL MEAN ANY AND ALL LIABILITIES, CLAIMS, JUDGMENTS, DEFICIENCIES, INTEREST, LIENS, COSTS OR EXPENSES (INCLUDING BUT NOT LIMITED TO COURT COSTS, PENALTIES, ATTORNEYS' FEES AND DISBURSEMENTS, AND AMOUNTS PAID IN SETTLEMENT) OF ANY KIND AND CHARACTER WHATSOEVER, INCLUDING BUT NOT LIMITED TO CLAIMS FOR USURY, IN EACH CASE WHETHER NOW KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, ASSERTED OR UNASSERTED OR PRIMARY OR CONTINGENT, AND WHETHER ARISING OUT OF WRITTEN DOCUMENTS, UNWRITTEN UNDERTAKINGS OR COURSE OF CONDUCT.

                                  WESTERN PACIFIC AIRLINES, INC.,
                                  a Delaware corporation


                                  By:
                                      -------------------------------

                                  Name:
                                        -----------------------------

                                  Title:
                                         ----------------------------


ATTACHMENTS:

EXHIBIT A - Request for Credit
EXHIBIT B - Guarantor Notice

                              REQUEST FOR CREDIT

                               ----------------

Compass Bank
P.O. Box 4444
Houston, Texas 77210-4444
Attention: Mr. David LePori

Gentlemen:

     The undersigned hereby certifies that [he] [she] is the _________________________ of Western Pacific Airlines, Inc. ("BORROWER"), and that as such is authorized to execute this Request for Credit (the "REQUEST") on behalf of Borrower pursuant to the promissory note (as it may be amended, renewed, extended, supplemented or restated from time to time, the "NOTE") dated as of April __, 1997, executed by Borrower and payable to the order of. The Loan being requested hereby is to be in the amount set forth in (b) below and is requested to be made on ______________, which is a business day. On behalf of Borrower, the undersigned further certifies, represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Note unless otherwise specified herein):

     (1) As of the date hereof, the aggregate outstanding amount of Loans is $_________.

     (2) Borrower hereby requests under this Request a Loan in the amount of $_________.

     (3) The representations and warranties made in each Credit Document are true and correct in all respects on and as of the time of delivery hereof, with the same force and effect as if made on and as of the time of delivery hereof.

     (4) No Event of Default has occurred and is continuing or will occur as a result of the requested Loan.

     The proceeds of the Loan shall be deposited into Borrower's account number _______ maintained by Borrower with Lender. Further, Borrower hereby instructs Lender to electronic wire transfer to Guarantor an amount equal to the amount of such Loan as soon as practicable after the Loan proceeds have been deposited into such account in accordance with the instructions set forth on the attached page.

     Thank you for your attention to this matter.

                                  Very truly yours,


                                  By:
                                      -------------------------------------

                                  Name:
                                        -----------------------------------

                                  Title:
                                         ----------------------------------


     Acknowledged by the undersigned this     day of               , 1997.
                                          ---        --------------


                                  MERCURY AIR GROUP, INC., a New York
                                  corporation


                                  By:
                                      -------------------------------------

                                  Name:
                                        -----------------------------------

                                  Title:
                                         ----------------------------------

                                NOTICE OF DEFAULT



Compass Bank
P.O. Box 4444
Houston, Texas 77210-4444
Attention: Mr. David LePori



Gentlemen:

     Pursuant to Section 8(m) of that certain Promissory Note of Western Pacific Airlines, Inc., a Delaware corporation ("WESTERN PACIFIC") dated April ___, 1997, you are hereby notified that Western Pacific is in default under the terms of that certain Agreement Relating to Brokering of Financing and Guaranty of MAG, Aviation Fuel Management Agreement, or any other agreement between Western Pacific and Mercury Air Group, Inc.

                              MERCURY AIR GROUP, INC., a New York corporation



                                  By:
                                      -------------------------------------

                                  Name:
                                        -----------------------------------

                                  Title:
                                         ----------------------------------